Sheet1

Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 11/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six-month period ended November 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/30/2001	$5,000	Federal Home Loan Bank	5.00%	03/06/2003
09/17/2001	1,000	Federal Home Loan Mtg.	5.00	09/15/2003

Last Updated on 01/28/2002
By Win95 User